As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________________________________________________________________________________________
INTERFACE, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1451243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Address of principal executive offices, including zip code)

INTERFACE, INC. NONQUALIFIED SAVINGS PLAN II
(Full title of the plan)

David B. Foshee, Esquire
Vice President, General Counsel and Secretary
Interface, Inc.
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Interface, Inc. (the “Company”) pursuant to General Instruction E (“General Instruction E”) to Form S-8, under the Securities Act of 1933, as amended, relating to an additional $21,000,000 of unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Interface, Inc. Nonqualified Savings Plan II, which obligations are in addition to the obligations registered on the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on November 29, 2004 (File No. 333-120813) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as those registered under the Prior Registration Statement and is being filed in accordance with General Instruction E regarding the registration of additional securities under the Interface, Inc. Nonqualified Savings Plan II. Pursuant to such instruction, the contents of the Prior Registration Statement are hereby incorporated by reference in and made part of this Registration Statement, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4. Description of Securities.

Under the Interface, Inc. Nonqualified Savings Plan II, as amended (the “Plan”), Interface, Inc. (the “Company”) will provide eligible employees (as defined in the Plan) the opportunity to enter into agreements for the deferral of a specified percentage of their compensation, as defined in the Plan (“Compensation”). The obligations of the Company under such agreements to pay the deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”) will be unsecured general obligations of the Company. The Plan is unfunded, and participating employees (“Participants”) have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a so-called “Rabbi Trust” (domestic) to hold, invest and reinvest amounts it chooses to set aside to pay its Obligations under the Plan. If a change in control of the Company occurs, as defined in the Plan, the Company will contribute an amount to the Rabbi Trust in a sufficient amount to fully cover the Obligations then owed to each Participant. However, the Rabbi Trust assets will remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

The description of the terms and conditions of the Obligations in this Item 4 is qualified by reference to the Plan, which is filed as Exhibits 99.1 to 99.10 to this Registration Statement and incorporated herein by reference.

The amount of Compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. Under the current terms of the Plan if a Participant elects to defer, then the Company will make a 50% matching contribution, but not to exceed 3% of Compensation, offset by the maximum matching contribution the Participant could receive under the Company’s 401(k) plan. Each Obligation will be payable in a lump sum or annual installments upon a Participant’s separation from service with the Company or a specific in-service payment date selected by the Participant, or in a single lump sum upon the Participant’s death, in accordance with the terms of the Plan. In addition, a Participant may request a withdrawal from the Participant’s interest in the Obligations prior to such dates on account of a hardship (as defined in the Plan). The amount of the Company’s Obligation to each Participant will be adjusted to reflect the investment experience of the investment funds in which the Participant’s interest in the Obligations is deemed to be invested, as selected by the Participant from among the funds made available for this purpose. The available investment funds are selected by the Plan’s Administrative Committee after receiving recommendations made by a professional investment advisor. The Obligations will be denominated and payable in United States dollars.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity and enforceability of the Obligations being registered hereby will be passed on for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Certain partners of Smith, Gambrell & Russell, LLP may own shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

As provided under Georgia law, the Company’s Articles of Incorporation, as restated with the accompanying Clarification Certificate (the “Articles”), provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, except that such provision shall not eliminate or limit the liability of a director: (1) for any appropriation, in violation of a director’s duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director received an improper benefit.

Under Article VII of the Company’s Bylaws, as amended and restated (the “Bylaws”), the Company is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his or her being or having been an officer or director. An officer or director may only be indemnified if such officer or director acted in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to a criminal matter, such officer or director did not have reasonable cause to believe their conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his or her official capacity is entitled to indemnification as to expenses by the Company. All other determinations in respect of indemnification shall be made by either: (1) a majority vote of a quorum of disinterested directors; (2) independent legal counsel selected in accordance with the Bylaws and at the request of the Company’s Board of Directors; or (3) the holders of a majority of the Company’s stock who at such time are entitled to vote for the election of directors.

The provisions of the Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

Subject to the foregoing, the Company has entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement to the fullest extent permitted by applicable law and the Articles and Bylaws, subject to certain limitations and procedural requirements. The Company’s directors and officers are also insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Restated Articles of Incorporation and accompanying Clarification Certificate (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly report on Form 10-Q filed on May 10, 2012).
4.2	Bylaws, as amended and restated February 22, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 27, 2017).
5.1	Opinion of Smith Gambrell & Russell, LLP. *
23.1	Consent of Smith Gambrell & Russell, LLP (included in Exhibit 5.1). *
23.2	Consent of BDO USA, LLP. *
24.1	Powers of Attorney (included on signature page). *
99.1
Interface, Inc. Nonqualified Savings Plan II, as amended and restated effective January 1, 2009 (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 30, 2012 (the “2012 10-K”)).

99.2	First Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated February 26, 2009 (incorporated by reference to Exhibit 10.19 to the 2012 10-K).
99.3	Second Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated December 9, 2009 (incorporated by reference to Exhibit 10.20 to the 2012 10-K).
99.4	Third Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated April 15, 2010 (incorporated by reference to Exhibit 10.21 to the 2012 10-K).
99.5	Fourth Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated August 9, 2012 (incorporated by reference to Exhibit 10.22 to the 2012 10-K).
99.6	Fifth Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated September 6, 2019.*
99.7
Sixth Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated March 30, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2020).

99.8
Seventh Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated July 1, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2020).

99.9
Eighth Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated November 19, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 24, 2020).

99.10
Ninth Amendment to the Interface, Inc. Nonqualified Savings Plan II, dated December 31, 2020 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2022).

107	Filing Fee Table. *

*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 24, 2023.

INTERFACE, INC.

By: /s/ Laurel M. Hurd
Laurel M. Hurd
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurel Hurd the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ LAUREL M. HURD	President, Chief Executive Officer and Director	March 24, 2023
Laurel M. Hurd	(Principal Executive Officer)

/s/ BRUCE A. HAUSMANN	Vice President and Chief Financial Officer	March 24, 2023
Bruce A. Hausmann	(Principal Financial Officer)

/s/ ROBERT PRIDGEN	Vice President and Chief Accounting Officer	March 24, 2023
Robert Pridgen	(Principal Accounting Officer)

/s/ DANIEL T. HENDRIX	Chairman of the Board and Director	March 24, 2023
Daniel T. Hendrix

/s/ JOHN P. BURKE	Director	March 24, 2023
John P. Burke

/s/ DWIGHT GIBSON	Director	March 24, 2023
Dwight Gibson

/s/ CHRISTOPHER G. KENNEDY	Director	March 24, 2023
Christopher G. Kennedy

/s/ JOSEPH KEOUGH	Director	March 24, 2023
Joseph Keough

/s/ CATHERINE M. KILBANE	Director	March 24, 2023
Catherine M. Kilbane

/s/ K. DAVID KOHLER	Director	March 24, 2023
K. David Kohler

/s/ ROBERT T. O’BRIEN	Director	March 24, 2023
Robert T. O’Brien